EXHIBIT 4.1

AMENDMENT NO. 2

This AMENDMENT No. 2 dated as of June 3, 2003 (this “Amendment”), is among COINSTAR, INC., a Delaware corporation (the “Borrower”), each of the lenders that is a party to the Agreement (as defined herein below), and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”).

INTRODUCTION

Reference is made to the Credit Agreement dated as of April 18, 2002, as amended by Amendment No. 1 dated January 1, 2003 (collectively, the “Agreement”), among the Borrower, the Lenders (as defined therein), and the Administrative Agent. The Borrower, each of the undersigned lenders, and the Administrative Agent have agreed to modify certain financial covenants and make other amendments to the Agreement as set forth herein in connection with the Borrower’s proposed business activities.

THEREFORE, in connection with the foregoing and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.    Defined Terms.    Unless otherwise defined in this Amendment, terms used in this Amendment which are defined in the Agreement shall have the meanings assigned to such terms in the Agreement.

2.    Amendment.

(a)    The following definition is added to Section 1.01:

“Amendment No. 2” means that certain Amendment No. 2 dated as of June 3, 2003 between Borrower, Lenders and Administrative Agent.

(b)    The definition of “Fixed Charge Coverage Ratio” as set forth in Section 1.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA less an amount equal to the sum of (the Borrower’s and its Subsidiaries’ on a Consolidated basis non-financed capital expenditures, cash income taxes and Restricted Payments other than Capital Stock Acquisitions) to (b) the sum of (i) the Consolidated Interest Charges and (ii) the Borrower’s and its Subsidiaries’ on a Consolidated basis scheduled principal repayments. The Fixed Charge Coverage Ratio shall generally be calculated for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b); however, the Fixed Charge Coverage Ratio for the fiscal quarters ending from June 30, 2002, through March 31, 2003, shall be calculated using the following assumptions: (i) the “Consolidated Interest Charges” shall be deemed to be equal to the annualized Consolidated Interest Charges for the period from the Closing Date, to the end of the period described in the most recent Compliance Certificate delivered to the Administrative Agent, and (ii) the “scheduled principal payments” shall be deemed to be $8,000,000.

(c)    Article III of Schedule 2 to Exhibit C to the Agreement (which sets forth the Fixed Charge Coverage Ratio calculation) is hereby deleted in its entirety and replaced with the Article III set forth in Exhibit A attached hereto and made a part hereof.

(d)    The following provision is added to the end of Section 7.03 as subsection (g) thereof:

(g)  Indebtedness of any wholly-owned Domestic Subsidiary owed to the Borrower or to any other wholly-owned Domestic Subsidiary so long as it is expressly subordinated to all Obligations of the Loan Parties under the Loan Documents pursuant to a subordination agreement in the form attached to Amendment No. 2 as Exhibit B or in a form otherwise acceptable to the Administrative Agent.

3.    Consent.    On or about January 31, 2003, Borrower made a $600,000 loan to a Domestic Subsidiary, Pukka, Inc. Such loan is evidenced by a promissory note dated as of January 31, 2003 made by Pukka, Inc. to Borrower, and is secured by all of Pukka, Inc.’s assets pursuant to a security agreement dated as of January 31, 2003. Upon satisfaction of the conditions set forth in Section 6 of this Amendment, the Lenders hereby consent to (a) the indebtedness of Pukka, Inc. evidenced by the promissory note described above, and (b) the lien granted by Pukka, Inc. to the Borrower to secure such indebtedness.

4.    Representations and Warranties.    The Borrower represents and warrants that (a) the execution, delivery, and performance of this Amendment are within the corporate power and authority of the Borrower and have been duly authorized by appropriate proceedings, (b) this Amendment constitutes legal, valid, and binding obligations of the Borrower enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity, and (c) upon the effectiveness of this Amendment, no Event of Default shall exist under the Agreement and there shall have occurred no event which with notice or lapse of time would become an Event of Default under the Agreement, as amended.

5.    Effect on Loan Documents.    Except as amended herein, the Loan Documents remain in full force and effect as originally executed. Nothing herein shall act as a waiver of the Administrative Agent’s or the Lenders’ rights under the Loan Documents as amended, including the waiver of any default or event of default, however denominated, except as specifically provided herein. The Borrower must continue to comply with the terms of the Loan Documents, as amended. This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a default under the other Loan Documents.

6.    Effectiveness.    This Amendment shall become effective and the Agreement shall be amended as provided in this Amendment effective on the date first set forth above upon the occurrence of the following conditions precedent:

(a)    the Administrative Agent shall have received duly executed counterparts hereof signed by the Borrower, the Administrative Agent, and the Required Lenders;

(b)    the Borrower shall have delivered to the Administrative Agent the Subordination Agreement made by Borrower and Pukka, Inc. in favor of the Administrative Agent in the form attached hereto as Exhibit B relating to the $600,000.00 inter-company loan transaction between the Borrower and Pukka, Inc. and the transaction documents related thereto; and,

(c)    the Borrower shall have paid all fees and expenses required in connection herewith.

7.    Miscellaneous.    The miscellaneous provisions of the Agreement apply to this Amendment. This Amendment may be signed in any number of counterparts, each of which shall be an original and may be delivered by facsimile.

THIS WRITTEN AMENDMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED as of the date first above written.

COINSTAR, INC.

By:	/S/ DAVID W. COLE
Name: Title:	David W. Cole CEO

BANK OF AMERICA, N.A., as Administrative Agent

By:	/S/ S M. PAUL
Name: Title:	Suzanne M. Paul Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/S/ GARY L. MINGLE
Name: Title:	Gary L. Mingle Senior Vice President

SILICON VALLEY BANK

By:	/S/ ANNETTE SAGER
Name: Title:	Annette Sager Vice President

KEY BANK, NA

By:	/S/ MARIANN ZYLSTRA
Name: Title:	Mariann Zylstra Vice President

COMERICA BANK-CALIFORNIA

By:	/S/ JEFFREY ROBERTS
Name: Title:	Jeffrey Roberts V.P.

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ CHRISTINE M. BOMGARDNER
Name: Title:	Christine M. Bomgardner V. P.

EXHIBIT A

III.    Section 7.12(b)—Fixed Charge Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

	1.	Consolidated Net Income for Subject Period:	$

	2.	Consolidated Interest Charges for Subject Period:	$

	3.	Provision for income taxes for Subject Period:	$

	4.	Depreciation expenses for Subject Period:	$

	5.	Amortization expenses for intangibles for Subject Period:	$

	6.	Non-cash stock based compensation consisting of stock, stock warrants, and stock options for Subject Period:	$

	7.	Consolidated EBITDA (Lines III.A.1 + 2 + 3 + 4 + 5 + 6 ):	$

B.	Non Financed Capital Expenditures for Subject Period:		$

C.	Cash Taxes for Subject Period:		$

D.	Restricted Payments, other than Capital Stock Acquisitions, for Subject Period:		$

E.	Sum of Non Financed Capital Expenditures, Cash Taxes, and Restricted Payments other than Capital Stock Acquisitions:		$

F.	Consolidated EBITDA less (Non Financed Capital Expenditures, Cash Taxes, and Restricted Payments other than Capital Stock Acquisitions) (Line IIIA.7 – Line IIIE)		$

G	Consolidated Interest Charges for Subject Period:*		$

H.	Scheduled Principal Repayments for such Period:*		$

I.	Sum of Consolidated Interest Charges and Scheduled Principal Repayments (Lines IIIG + H):		$

J.	Consolidated Interest Coverage Ratio (Line III.F ÷ Line III.I):			to 1

Minimum required:

Four Fiscal Quarters Ending	Minimum Fixed Charge Coverage Ratio

Closing Date through September 30, 2002	1.15
December 31, 2002, and each fiscal quarter thereafter	1.25

*	for the fiscal quarters ending from June 30, 2002, through March 31, 2003, (1) the “Consolidated Interest Charges” shall be deemed to be equal to the annualized Consolidated Interest Charges for the period from the Closing Date to the end of the period the applicable Compliance Certificate describes, and (2) the “scheduled principal payments” shall be deemed to be $8.000.000.

EXHIBIT B

FORM OF SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT

This Subordination Agreement dated as of                 ,      2003 (this “Agreement”), is made by COINSTAR, INC., a Delaware corporation, (the “Subordinated Creditor”), and PUKKA, INC., a Washington corporation (the Debtor”), in favor of BANK OF AMERICA, N.A., (“Agent”) in its capacity as Administrative Agent referred to below, for the benefit of itself, the Lenders, and the L/C Issuer (collectively, the “Senior Creditors”).

INTRODUCTION

Capitalized terms used herein, but not defined herein shall have the meanings set forth for such terms in the Credit Agreement (as defined below).

Reference is made to the Credit Agreement dated as of April 18, 2002 (as modified from time to time, the “Credit Agreement”), among the Subordinated Creditor, each lender from time to time party thereto (the “Lenders”) and the Agent, as Administrative Agent and L/C Issuer. Pursuant to the terms of the Credit Agreement, the Senior Creditors have made extensions of credit to the Subordinated Creditor in exchange for which the Subordinated Creditor has made and/or will make certain promises to the Senior Creditors including covenants to subordinate certain Indebtedness owed to the Subordinated Creditor and Liens in favor of the Subordinated Creditor to the Obligations and Indebtedness of the Loan Parties under the Loan Documents and the Liens securing such Obligations.

The Subordinated Creditor has extended credit to the Debtor as evidenced by the Subordinated Note (as hereinafter defined) payable to the Subordinated Creditor and secured by the Subordinated Lien (as hereinafter defined).

The Senior Creditors, the Agent, and the Subordinated Creditor have agreed to enter into Amendment No. 2 to the Credit Agreement dated as of June 3, 2003 (the “Amendment”), pursuant to which the debt incurred by the Debtor under the Subordinated Note would be permitted under the Credit Agreement. It is a condition precedent to the effectiveness of the Amendment that the Subordinated Creditor and the Debtor enter into this Agreement. The Subordinated Creditor and the Debtor are entering into this Agreement to induce the Senior Creditors to enter into the Amendment and to continue to extend credit to the Debtor thereunder.

In consideration of the foregoing and for other good and valuable consideration, the Subordinated Creditor and the Debtor, for the benefit of the Senior Creditors, hereby agree as follows:

Section	1. Definitions. The following terms shall have the following meanings:

“Insolvency Proceeding” means any bankruptcy, reorganization, insolvency, receivership, or other similar proceeding.

“Remedial Action” means any action to (a) take from the Debtor, any of the Debtor’s affiliates, or any assets of the Debtor or any of the Debtor’s affiliates any payments on the Subordinated Debt (as hereafter defined) by foreclosure, setoff, or any other nonjudicial action, (b) commence, join, or enforce any suit, action, or proceeding (other than an Insolvency Proceeding) against the Debtor or its assets to enforce payment of any portion of the Subordinated Debt or enforce any of the rights and remedies under the Subordinated Note, the Security Agreement, or any other agreement, instrument, or document to which the Debtor is a party or applicable law with respect to the Subordinated Debt, or (c) commence, join, or enforce an Insolvency Proceeding with respect to the Debtor or its assets.

“Senior Debt” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts (including interest accruing after the filing of a petition initiating any Insolvency Proceeding with respect to the Debtor or any assets of the Debtor, whether or not permitted by such Insolvency Proceeding) now or hereafter owed by the Debtor to any Senior Creditor under or in connection with the Credit Agreement or any of the other Loan Documents and (b) any increases, extensions, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the documents creating the foregoing obligations, including any restatements or refinancings of such obligation.

“Senior Lien” means any and all Liens securing any of the Senior Debt in favor of the Agent for the benefit of itself or any of the Senior Creditors.

“Subordinated Debt” means all present and future indebtedness, liabilities, and obligations of any kind owed by the Debtor to the Subordinated Creditor including, without limitation, all indebtedness, liabilities, and obligations under or in connection with the Subordinated Note.

“Subordinated Lien” means the Lien secured by the Security Agreement (“Security Agreement”) dated as of January 31, 2003 between the Debtor and the Subordinated Creditor securing the repayment of all or any portion of the Subordinated Debt.

“Subordinated Note” means the Promissory Note dated as of January 31, 2003 made by the Debtor payable to the order of the Subordinated Creditor in the original principal amount of $600,000.

Section 2.    Terms of Subordination.    Unless and until the Senior Debt shall have been irrevocably paid in full and all commitments of the Senior Creditors to extend further Senior Debt have been terminated, (i) all Subordinated Debt shall be subordinate to all Senior Debt to the extent and in the manner set forth in this Section 2, and (ii) the Subordinated Lien shall be subordinate to the Senior Lien.

2.1    Limitation on Payments.

(a)    Unless and until the Senior Debt shall have been irrevocably paid in full and all commitments of any Senior Creditor to make further advances or extensions of credit with respect to the Senior Debt have been terminated, there shall be no payments of any kind, direct or indirect, on the Subordinated Debt, subject to Section 2.1(b) below.

(b)    Notwithstanding Section 2.1(a), if no Default or Event of Default is continuing or would be caused thereby, the Debtor may make regularly-scheduled payments of interest and principal with respect to the Subordinated Note (such payments being referred to herein as “Permitted Payments”). The Subordinated Creditor shall consult with Debtor for the purpose of determining that each Permitted Payment to the Subordinated Creditor shall not cause a Default or Event of Default when made and the Subordinated Creditor shall bear the risk that the making of any Permitted Payments to the Subordinated Creditor violates the foregoing restriction. If at any time there shall occur a Default or Event of Default, the Debtor shall not make any payments with respect to the Subordinated Note until the earlier of (i) the cure of the Default or Event of Default to the satisfaction of the Senior Creditors or (ii) the irrevocable payment in full of the Senior Debt and the termination of all commitments of the Senior Creditors to make any advances with respect to the Senior Debt. The Debtor shall give the Subordinated Creditor prompt notice of any such Default or Event of Default.

2.2    Limitations on Remedial Action.    If there shall exist an event of default, however denominated, with respect to the Subordinated Debt, the Subordinated Creditor shall not take any Remedial Action with respect to such event of default until the earlier of (a) the irrevocable payment in full of the Senior Debt and the termination of all commitments of the Senior Creditors to make any advances with respect to the Senior Debt, or (b) the receipt of written consent from the Agent to commence Remedial Action.

2.3    Subordination on Liquidation.    Upon any distribution to creditors of the Debtor in a liquidation or dissolution of the Debtor or in any Insolvency Proceeding with respect to the Debtor or any of its assets, all amounts due with respect to the Senior Debt (including interest accrued after the commencement of such Insolvency Proceeding in accordance the terms of the Credit Agreement, whether or not permitted by such Insolvency Proceeding) shall be irrevocably paid in full before the Subordinated Creditor shall be entitled to collect or receive any payment with respect to the Subordinated Debt. Until each Senior Creditor has received all amounts due to such Senior Creditor with respect to the Senior Debt in cash, or such payment is duly provided for, any distribution from the Debtor or its assets to which the Subordinated Creditor should otherwise be entitled shall be made to the holders of the Senior Debt.

2.4    Impermissible Payments.    Any payments received by the Subordinated Creditor in violation of this Agreement shall be held by the Subordinated Creditor in trust for the benefit of the Senior Creditors and shall be immediately turned over to the Agent in the form received (together with any necessary endorsements) for application to the Senior Debt in accordance with the terms of the Credit Agreement to the extent necessary to pay the Senior Debt in full.

2.5    No Liens.    Other than the Subordinated Lien, the Subordinated Creditor will not create, assume, or suffer to exist any lien, security interest, or assignment of collateral securing the repayment of the Subordinated Debt. Any lien, security interest, or assignment existing in violation of the foregoing and the Subordinated Lien shall be fully subordinate to the Senior Lien. At the request of the Agent, the Subordinated Creditor and the Debtor will take any and all steps necessary to fully effect the release of any such lien, security interest, assignment, or collateral. Any financing statement filed with respect to the Subordinated Lien shall contain the following statement, “The security interest described in this financing statement is fully subordinate to the security interest in Pukka, Inc. in favor of Bank of America, N.A., in its capacity as agent under an existing security agreement.”

2.6    Further Assurances.    The Subordinated Creditor and the Debtor agree to execute any and all other documents requested by the Agent to further evidence the subordination of the Subordinated Debt to the Senior Debt and/or the Subordinated Lien to the Senior Lien.

Section 3.    Subordination Absolute.    This is an irrevocable agreement of subordination and the Agent or any other Senior Creditor, as applicable, may, in accordance with the terms of the Loan Documents, and without notice to any of the parties hereto and without impairing or releasing the obligations of the Debtor and the Subordinated Creditor hereunder, (a) create Senior Debt by extending credit under the terms of the Credit Agreement or by extending other credit to the Subordinated Creditor or Debtor; (b) change the terms of or increase the amount of the Senior Debt by extending, rearranging, amending, supplementing, or otherwise modifying any of the Loan Documents or other agreements creating Senior Debt; (c) sell, exchange, release, or otherwise deal with any collateral securing any Senior Debt; (d) release anyone, including the Subordinated Creditor, Debtor, or any guarantor, liable in any manner for the payment or collection of any Senior Debt; (e) exercise or refrain from exercising any rights against the Debtor or any other Person; and (f) apply any sums received by any Senior Creditor, from whatever source, to the payment of the Senior Debt, according to the terms of the Credit Agreement.

Section 4.    Provisions Regarding Subordinated Debt.

4.1    There may be no increases, extensions, rearrangements, amendments, supplements, or other modifications to the Subordinated Note, Security Agreement or any other agreement, instrument, or document to which the Debtor is a party or applicable law with respect to the Subordinated Debt or Subordinated Lien without the prior written consent of the Agent.

4.2    The Subordinated Creditor will cause all Subordinated Debt to be evidenced by a note, debenture, instrument, or other writing evidencing such Subordinated Debt and will inscribe a statement or legend thereon to the effect that such note, debenture, instrument, or other writing is subordinated to the Senior Debt in favor of the Senior Creditors in the manner and to the extent set forth in this Agreement. The Subordinated Creditor shall inscribe a statement or legend on the Security Agreement to the effect that the security interest created thereby is fully subordinated to the security interest in favor of the Senior Creditors.

4.3    The Subordinated Creditor shall not assign or otherwise transfer to any other person any interest in the Subordinated Debt unless the Subordinated Creditor causes the assignee or other transferee to execute and deliver to the Agent for the benefit of the Senior Creditors a subordination agreement in substantially the form of this Agreement or otherwise acknowledges to the reasonable satisfaction of the Senior Creditors the subordination of the applicable Subordinated Debt in accordance with this Agreement.

Section 5.    Miscellaneous.

5.1    The miscellaneous provisions of Article 10 of the Credit Agreement, including without limitation the provisions for indemnification and choice of law are incorporated herein as if fully set forth herein.

5.2    All notices and other communications under this Agreement shall be in writing and mailed by certified mail (return receipt requested), telecopied, hand delivered, or delivered by a nationally recognized overnight courier, to the following addresses:

If to the Debtor:

Pukka, Inc.

1800 114th Ave. S.E.

Bellevue, WA 98004

Attn:	Corporate Counsel
Telephone: (425) 943-8161
Telecopier: (425) 943-8090

If to the Subordinated Creditor, the addresses for notice set forth in the Credit Agreement.

If to the Agent or Lenders, the addresses for notice set forth in the Credit Agreement.

or at such other address as shall be designated by one party in a written notice to the other parties. Mailed notices shall be effective when received. Telecopied notices shall be effective when transmission is completed. Delivered notices shall be effective when delivered by messenger or courier.

5.3    This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents.

IN THE EVENT THERE IS A CONFLICT BETWEEN THIS AGREEMENT AND ANY OTHER DOCUMENTS RELATED TO THE SUBORDINATED DEBT, THIS AGREEMENT SHALL CONTROL.

THIS WRITTEN AGREEMENT AND THE RELATED LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED as of the date first above written.

COINSTAR, INC.

By:

Name:

Title:

PUKKA, INC.

By:

Name:

Title: